CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SHAREHOLDER SERVICE AGREEMENT FOR SALE OF SHARES OF THE AIM MUTUAL FUNDS

This Shareholder Service Agreement (the “Agreement”) has been adopted pursuant to Rule 12b-I under the Investment Company Act of 1940 (the “1940 Act”) by each of the AIM-manned mutual funds (or designated classes of such funds) listed on Schedule A to this Agreement (the “Funds”), under a Distribution Plan (the “Plan”) adopted pursuant to said Rule. This Agreement, being made between A I M Distributors, Inc. (“Distributors”), solely as agent for the Funds, and the undersigned authorized dealer, defines the services to be provided by the authorized dealer for which it is to receive payments pursuant to the Plan adopted by each of the Funds. The Plan and the Agreement have been approved by a majority of the directors of each of the Funds, including a majority of the directors who are not interested persons of such Funds, and who have no direct or indirect financial interest in the operation of the Plan or related agreements (the “Dis-Interested Directors”), by votes cast in person at a meeting called for the purpose of voting on the Plan. Such approval included a determination that in the exercise of their reasonable business judgement and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit such Fund and its shareholders. The Plan has also been approved by a vote of at least a majority of each of such Funds’ (or applicable class of such Funds) outstanding securities, as defined in the 1940 Act.

1.

To the extent that you provide distribution-related continuing personal shareholder services to customers who may, from time to time, directly or beneficially own shares of the Funds, including but not limited to, distributing sales literature, answering routine customer inquiries regarding the Funds, assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Funds’ shares, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares and providing such other services as the Funds or the customer may reasonably request, we, solely as agent for the Funds, shall pay you a fee periodically or arrange for such fee to be paid to you.

2.

The fee paid with respect to each Fund will be calculated at the end of each payment period (as indicated in Schedule A) for each business day of the Fund during such payment period at the annual rate set forth in Schedule A as applied to the average net asset value of the shares of such Fund purchased or acquired through exchange on or after the Plan Calculation Date shown for such Fund on Schedule A. Fees calculated in this manner shall be paid to you only if your firm is the dealer of record at the close of business on the last business day of the applicable payment period, for the account in which such shares are held (the “Subject Shares”). In cases where Distributors has advanced payment to you of the first year’s fee for shares sold at net asset value and subject to a contingent deferred sales charge, no additional payments will be made to you during the first year the Subject Shares are held.

3.

The total of the fees calculated for all of the Funds listed on Schedule A for any period with respect to which calculations are made shall be paid to you within 45 days after the close of such period.

4.

We reserve the right to withhold payment with respect to the Subject Shares purchased by you and redeemed or repurchased by the Fund or by us as Agent within seven (7) business days after the date of our confirmation of such purchase. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

5.	This Agreement does not require any broker-dealer to provide transfer agency and recordkeeping related services as nominee for its customers.

6.	You shall furnish us and the Funds with such information as shall reasonably be requested either by the directors of the Funds or by us with respect to the fees paid to you pursuant to this Agreement

7.

We shall furnish the directors of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

8.

Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus for the Funds, and you shall have no authority to act as agent for the Funds or for Distributors.

9.	We may enter into other similar Shareholder Service Agreements with any other person without your consent

10.

This Agreement and Schedule A may be amended at any time without your consent by Distributors mailing a copy of an amendment to you at the address set forth below. Such amendment shall become effective on the date specified in such amendment unless you elect to terminate this Agreement within thirty (30) days of your receipt of such amendment.

11.

This Agreement may be terminated with respect to any Fund at any time without payment of any penalty by the vole of a majority of the directors of such Fund who are Dis-interested Directors or by a vote of a majority of the Fund’s outstanding shares, on sixty (60) days’ written notice. It will be terminated by any act which terminates either the Selected Dealer Agreement between your firm and us or the Fund’s Distribution Plan and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act

12.

The provisions of the Distribution Agreement between any Fund and us, insofar as they relate to the Plan, are incorporated herein by reference. This Agreement shall become effective upon execution and delivery hereof and shall continue in full force and effect as long as the continuance of the Plan and this related Agreement are approved at least annually by a vote of the directors, including a majority of the Dis-interested Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address of Distributors as shown at the bottom of this Agreement Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

13.

You represent that you provide to your customers who own shares of the Funds personal services as defined from time to time in applicable regulations of the National Association of Securities Dealers, Inc., and that you will continue to accept payments under this Agreement only so long as you provide such services.

14.	This Agreement shall be construed in accordance with the laws of the State of Texas.

Date- 5-28-97

By: / afdgdi

The undersigned agrees to abide by the foregoing terms                                  and conditions.

Date: 5-28-97

Michael J, Studebaker. Vice President/General Counsel
Print Name Tide

Fund Select Advisers, Inc.
Dealer’s Name

1550 0]d Henderson Road S-100
Address

Columbus Ohio 41220
City State Zip

(614) 442-5444
Telephone

Please sign both copies and return one copy of each to:

AIM Distributors, Inc. 11 Greenway Mara Suite 1919
Houston, Texas 77046-1173

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SCHEDULE “A” SHAREHOLDER SERVICE AGREEMENT

Fund	Fee Rate*

AIM Aggressive Growth Fund A Shares	[**]

AIM Balanced Fund A Shares	[**]

AIM Balanced Fund B Shares	[**]

AIM Blue Chip Fund A Shares	[**]

AIM Blue Chip Fund B Shares	[**]

AIM Capital Development Fund A Shares	[**]

AIM Capital Development Fund B Shares	[**]

AIM Charter Fund A Shares	[**]

AIM Charter Fund B Shares	[**]

AIM Constellation Fund A Shares	[**]

AIM Global Aggressive Growth Fund A Shares	[**]

AIM Global Aggressive Growth Fund B Shares	[**]

AIM Global Growth Fund A Shares	[**]

AIM Global Growth Fund B Shares	[**]

AIM Global Income Fund A Shares	[**]

AIM Global Income Fund B Shares	[**]

AIM Intermediate Government Fund A Shares	[**]

AIM Intermediate Government Fund B Shares	[**]

AIM Growth Fund A Shares	[**]

AIM Growth Fund B Shares	[**]

AIM High Yield Fund A Shares	[**]

AIM High Yield Fund B Shares	[**]

AIM Income Fund A Shares	[**]

AIM Income Fund B Shares	[**]

AIM International Equity Fund A Shares	[**]

AIM International Equity Fund B Shares	[**]

AIM Limited Maturity Treasury Shares	[**]

AIM Money Market Fund A Shares	[**]

AIM Money Market Fund B Shares	[**]

AIM Money Market Fund C Shares	[**]

AIM Municipal Bond Fund A Shares	[**]

AIM Municipal Bond Fund B Shares	[**]

AIM Tax-Exempt Bond Fund of Connecticut	[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SCHEDULE “A” SHAREHOLDER SERVICE AGREEMENT	Page 2

Fund	Fee Rate*

AIM Tax-Exempt Cash Fund	[**]

AIM Global Utilities Fund A Shares	[**]

AIM Global Utilities Fund B Shares	[**]

AIM Value Fund A Shares	[**]

AIM Value Fund B Shares	[**]

AIM Weingarten Fund A Shares	[**]

AIM Weingarten Fund B Shares	[**]

*	Frequency of Payments: Quarterly, B share payments begin after an initial 12 month holding period. Minimum Payments: $50 (with respect to all funds in the aggregate.)

No payment pursuant to this Schedule is payable to a dealer, bank or other service provider for the first year with respect to sales of $1 million or more, at no load, in cases where A I M Distributors, Inc. has advanced the service fee to the dealer, bank or other service provider.

1/97